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                                   EX-99.B.4.6


                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed to add the following provision to the end of the section on page 26 titled Surrender Fee:

     On the tenth anniversary of the Effective Date of this Contract, the Surrender Fee shall reduce to 0%.

Endorsed and made a part of this Contract effective September 1, 1984.

                                    /s/ Thomas J. McInerney




                                    President
                                    Aetna Life Insurance and Annuity Company